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EXHIBIT 10(f)

AMENDMENT
July 26, 2000

    The Minntech Corporation 1990 Employee Stock Purchase Plan, as amended and restated effective as of June 1, 1998, is hereby further amended by action of the Board of Directors effective as of July 26, 2000 as follows:

      (i)  a new paragraph (c) is added to Section 3 thereof reading as follows:

          (c) Six-Month Phases.  Notwithstanding the foregoing, commencing January 1, 2001, the phases under the Plan shall be the six-month periods ending on June 30 and December 31 of each year; provided that the final phase shall be the five-month period ending May 31, 2003. The phase that commenced June 1, 2000, will end on May 31, 2001; and thereafter Participants may elect to participate in the Plan as of the first day of each succeeding phase.

      (ii) the last sentence of paragraph (a) of Section 6 thereof is amended to be and read, in its entirety, as follows:

    The maximum number of shares subject to purchase by a Participant shall be equal to the total amount to be credited to the Participant's account under Section 5 hereof divided by the lower of the option price set forth in Section 6(b)(i) and the option price set forth in Section 6(b)(ii), below.

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AMENDMENT July 26, 2000